Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
NUTEX HEALTH INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and 457(h)	1,100,000(2)	$90.24	$99,264,000	$138.10 per $1,000,000	$13,708.36
	Total Offering Amounts				$99,264,000		$13,708.36
	Total Fee Offsets				$—		$—
	Net Fee Due						$13,708.36

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers any additional number of shares of common stock, par value $0.001 per share (“Common Stock”) that become issuable under the Amended and Restated Nutex Health Inc. 2023 Equity Incentive Plan, as amended (the “2023 Plan”), by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration.

(2)
Consists of an additional 1,100,000 shares of Common Stock of Nutex Health Inc., authorized for issuance under the Nutex Health Inc. Amended and Restated 2023 Equity Incentive Plan, as amended on July 14, 2025, as approved by the Company’s stockholders at its annual meeting held on July 14, 2025.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, and based on the average of the high and low sales price per share of the registrant’s Common Stock on the Nasdaq Stock Market LLC on March 2, 2026